Exhibit 99.1

Verisk Appoints Lee M. Shavel Chief Financial Officer

JERSEY CITY, N.J., November 16, 2017 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading data analytics provider, announced that Lee M. Shavel has been named executive vice president and chief financial officer. Eva Huston, senior vice president, will pursue opportunities outside Verisk following a three-month period transitioning responsibilities to Shavel.

Shavel is a 28-year financial professional and most recently served as executive vice president and chief financial officer of Nasdaq, Inc., from 2011 to 2016. Before that, he served as managing director and Americas head of Financial Institutions Investment Banking and in other capacities at Bank of America Merrill Lynch from 1993 to 2011. He also currently serves as a board director and chairman of the Audit Committee of Investment Technology Group, Inc. Shavel graduated with honors from the University of Pennsylvania, with a B.A. in English and a B.S. in economics from the Wharton School of Finance.

“When we learned that Lee was available to join the Verisk team, we jumped at the opportunity. His broad financial and operational experience and success as both a public company CFO and banker to financial and technology companies will complement our superb finance team. Bringing new perspectives and talents to complement the existing leadership team has always been a part of our winning formula at Verisk,” said Scott Stephenson, chairman, president, and chief executive officer.

“Lee is joining Verisk at an opportune time,” continued Stephenson. “Our business has momentum in the fourth quarter of 2017 and into 2018, with all segments of our business gaining strength through innovation.”

“I am thrilled to be joining Verisk and look forward to working with Scott and his team to support employees, extend the strong growth of the business, and deliver great returns to shareholders. Verisk has been a leader and innovator in the data analytics sector, generating exceptional growth as demand for its products and services has expanded rapidly. I’m excited to bring my experience to enhance the financial and operating performance of the company and support this exceptional management team,” said Shavel.

“Eva has been a strong contributor to Verisk’s success since the IPO in 2009, serving as chief financial officer, head of Investor Relations, and treasurer. We appreciate her efforts and many accomplishments and look forward to a smooth transition,” added Stephenson.

About Verisk

Verisk (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, natural resources, and financial services. Using advanced technologies to collect and analyze billions of records, Verisk draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. Around the world, Verisk helps customers protect people, property, and financial assets.

Headquartered in Jersey City, N.J., Verisk operates in 29 countries and is a member of Standard & Poor’s S&P 500® Index. In 2017, Forbes magazine named Verisk to its America’s Best Mid-Size Employers list and to its World’s Most Innovative Companies list. Verisk is one of only seven companies to appear on both lists. For more information, please visit www.verisk.com.

Contact:

Investor Relations

David Cohen

AVP, Investor Relations and Strategic Finance

Verisk

201-469-2174

david.e.cohen@verisk.com

Media

Rich Tauberman

MWWPR (for Verisk)

202-600-4546

rtauberman@mww.com